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                                                                 EXHIBIT 99.G-5C



                  DTE ENERGY COMPANY AND MCN ENERGY GROUP INC.
        UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF
                               RETAINED EARNINGS
                     TWELVE MONTHS ENDED SEPTEMBER 30, 1999


                                                                                    PRO FORMA     PRO FORMA
                                                        DTE              MCN       ADJUSTMENTS    COMBINED
                                                   -------------   --------------  ------------  ----------
                                                                              (MILLIONS)
Balance at beginning of period                          $ 1,720             $ (7)          $  7      $ 1,720
     Net income (loss)                                      492               (8)             8          492
     Dividends declared                                    (299)             (84)            84         (299)
     Preferred stock expense                                 (2)               -              -           (2)
     Repurchase and retirement of common stock               (1)               -              -           (1)
     Other                                                   (2)               -              -           (2)
                                                   -------------   -------------  -------------  ------------
Balance at September 30, 1999                           $ 1,908            $ (99)          $ 99      $ 1,908
                                                   =============   =============  =============  ============